Exhibit 10.1

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of the 28th day of May 2010 by and between Aerosonic Corporation, hereinafter called the “Company,” and P. Mark Perkins, hereinafter called “Executive,” and provides as follows:

RECITALS

WHEREAS, the Company and Executive entered into an employment agreement dated May 14, 2003, which was subsequently amended and restated on November 28, 2005 (the “Amended Agreement”); and WHEREAS, the Company desires to amend and restate the Amended Agreement on the terms and conditions hereafter set forth; and.
WHEREAS, the parties have mutually agreed upon the terms and conditions of Executive’s employment by the Company as hereinafter set forth.

TERMS OF AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and undertakings of the parties as hereinafter set forth, the parties covenant and agree as follows:

Section 1.                      Employment.  Executive shall continue to be employed as Executive Vice President of Sales and Marketing of the Company.  He shall perform such services for the Company as may be assigned to Executive from time to time upon the terms and conditions hereinafter set forth.  Executive shall report to the Chief Executive Officer of the Company.

Section 2.                      Term.  This Agreement shall commence on 28 May 2010, (the “Effective Date”), and Executive’s employment shall be “at will” and may be terminated by Executive or the Company in accordance with Section 9 of this Agreement.

Section 3.                      Exclusive Service.  Executive shall devote his best efforts and full time to rendering services on behalf of the Company in furtherance of its best interests.  Executive shall comply with all policies, standards and regulations of the Company now or hereafter promulgated, and shall perform his duties under this Agreement to the best of his abilities and in accordance with standards of conduct applicable to an executive vice president of a publicly traded company.

Section 4.                      Salary.

(a)
As compensation while employed hereunder, Executive, during his faithful performance of this Agreement, in whatever capacity rendered, shall receive an annual base salary of $172,224.00, payable on such terms and in a series of substantially equal installments according to the Company’s normal payroll practices.  The Company’s Board of Directors, in its discretion, may adjust Executive’s base salary during the term of this Agreement.

(b)
The Company shall withhold state and federal income taxes, social security taxes and such other payroll deductions as may from time to time be required by law or agreed upon in writing by Executive and the Company.  The Company shall also withhold and remit to the proper party any amounts agreed to in writing by the Company and Executive for participation in any corporate sponsored benefit plans for which a contribution is required.

(c)
Except as otherwise expressly set forth hereunder, no compensation shall be paid pursuant to this Agreement in respect of any month or portion thereof subsequent to any termination of Executive’s employment with the Company.

Section 5.                      Benefits.  Executive shall be entitled to participate in or become a participant in any fringe benefits and employee benefit plans maintained by the Company for which he is or will become eligible on such terms as the Company’s Board of Directors may, in its discretion, establish, modify or otherwise change, consistent with the terms of any such employee benefit plan.  Executive shall be entitled to four (4) ] weeks of paid vacation per year in accordance with the policies of the Company.

Section 6.                      Stock Incentive Plan.  Executive will be entitled to participate in the Company’s Stock Incentive Plan, as the Company’s Board of Directors, in its discretion, may decide and to the extent permitted under the terms of the plan.

Section 7.                      Annual Cash Incentive Program.  Executive will be entitled to participate in the Company’s Annual Cash Incentive Program, as the Company’s Board of Directors, in its discretion, may decide and in accordance with the terms of such program.

Section 8.                      Business Expenses.  The Company shall reimburse Executive for reasonable and customary business expenses incurred in the conduct of the Company’s business.  Such expenses will include business meals, out-of-town lodging and travel expenses, and membership dues and costs to attend meetings and conventions of business-appropriate organizations and associations.  Executive agrees to timely submit records and receipts of reimbursable items and agrees that the Company can adopt reasonable rules and policies regarding such reimbursement.  Each approved reimbursement shall be made in no event later than December 31 of the year following the year in which the expense was incurred.

Section 9.                      Termination.
(a)
Notwithstanding the cessation of Executive’s employment, the parties hereto shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to such termination.  In addition, no termination shall affect any liability or other obligation of either party hereto which shall have accrued prior to such termination, including, but not limited to, any liability, loss or damage on account of breach.  No termination of employment shall terminate the obligation of the Company to make payments of any vested benefits provided hereunder or pursuant to any Executive benefit plan maintained by the Company in which Executive participates at the time of such termination or the obligations of Executive under Sections 10, 11 and 12 of this Agreement.

(b)	Executive’s employment hereunder may be terminated by Executive upon thirty (30) days written notice to the Company or at any time by mutual agreement in writing.

(c)
This Agreement shall terminate upon the death of Executive; provided, however, that in such event, in addition to the compensation, (including salary and vested bonus, if any), accrued as of date of Executive’s death, the Company shall pay to the estate of Executive the salary which otherwise would have been payable to Executive from his date of death through then end of the month in which his death occurs in substantially equal installments at the time such payments would have been made in accordance with Section 4(a) beginning with the pay date of the first full payroll period beginning immediately following the death of Executive, subject to Section 24.

(d)	The Company may terminate Executive’s employment other than for “Cause,” as defined in Section 9(e), at any time upon written notice to Executive, which termination shall be effective immediately.

(e)
The Company shall have the right to terminate Executive’s employment under this Agreement at any time for Cause, which termination shall be effective immediately.  Termination for “Cause” shall include termination for Executive’s personal dishonesty, willful misconduct, breach of a fiduciary duty involving personal profit, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), conviction of a felony or of a misdemeanor involving moral turpitude, misappropriation of the Company’s assets, or a material breach of any other provision of this Agreement.  In the event Executive’s employment under this Agreement is terminated for Cause, Executive shall thereafter have no right to receive any compensation or other benefits under this Agreement.

(f)
The Company may terminate Executive’s employment under this Agreement, after having established Executive’s disability, by giving to Executive written notice of its intention to terminate his employment for disability and his employment with the Company shall terminate effective on the 90th day after receipt of such notice if within 90 days after such receipt Executive shall fail to return to the full-time performance of the essential functions of his position (and if Executive’s disability has been established pursuant to the definition of “disability” set forth below).  For purposes of this Agreement, “disability” means either (i) disability which after the expiration of more than 13 consecutive weeks after its commencement is determined to be total and permanent by a physician selected and paid for by the Company or its insurers, and acceptable to Executive or his legal representative, which consent shall not be unreasonably withheld or (ii) disability as defined in the policy of disability insurance maintained by the Company for the benefit of Executive, whichever shall be more favorable to Executive.  Notwithstanding any other provision of this Agreement, the Company shall comply with all requirements of the Americans with Disabilities Act, 42 U.S.C. § 12101 et. seq.  Upon termination for disability, Executive in addition to the compensation (including salary and vested bonus, if any) accrued as of date of this termination, will also receive in substantially equal installments the salary that would otherwise would have been payable to Executive through the end of the month in which such termination occurs at the time such payments would have been made in accordance with Section 4(a) beginning with the pay date of the first full payroll period beginning immediately following the effective date of Executive’s termination of employment because of Executive’s disability, subject to Section 24.

(g)
In addition to the compensation (including salary and vested bonus, if any) accrued as of date of this termination, Executive is entitled to severance pay of six (6) months salary if Executive is terminated by the Company. Executive is not entitled to any severance if the termination is due to “Cause” as defined in Section 9(e).  Payment of severance will be made in substantially equal installments according to the Company’s normal payroll practices as consistent with the payment of Executive compensation pursuant to Section 4(a).

Section 10.                      Confidentiality/Nondisclosure.  Executive covenants and agrees that any and all information concerning the customers, businesses and services of the Company of which he has knowledge or access as a result of his association with the Company in any capacity, shall be deemed confidential in nature and shall not, without the proper written consent of the Company, be directly or indirectly used, disseminated, disclosed or published by Executive to third parties other than in connection with the usual conduct of the business of the Company.  Such information shall expressly include, but shall not be limited to, information concerning the Company’s trade secrets, business operations, business records, customer lists or other customer information.  Upon termination of employment Executive shall deliver to the Company all originals and copies of documents, forms, records or other information, in whatever form it may exist, concerning the Company or its business, customers, products or services.  In construing this provision it is agreed that it shall be interpreted broadly so as to provide the Company with the maximum protection.  This Section 10 shall not be applicable to any information which, through no misconduct or negligence of Executive, has previously been disclosed to the public by anyone other than Executive.

Section 11.                      Covenants Against Competition.  Executive acknowledges that he will obtain from the Company valuable information regarding the business of the Company, and that the services to be rendered by Executive are of a special character which have unique value to the Company, the loss of which will not be readily calculable.  Executive further acknowledges that the customers of the Company are located throughout the world, and the market of the Company has no defined geographic boundaries, so a business could be located anywhere in the world, and certainly within the United States, and compete with the Company.  In view of the unique value to the Company of the services of Executive and in light of the confidential information to be obtained by or disclosed to Executive as hereinabove set forth, including access to the business plans and methods of operation of the Company, and as a material inducement to the Company to employ Executive, he covenants and agrees as follows:

(a)
Commencing with the date of this Agreement and continuing for a period of six (6) months after he ceases to be employed by the Company for any reason, Executive shall not, directly or indirectly, recruit, solicit for employment or employ any person who was an employee of the Company at any time during the twelve (12) months preceding the cessation of Executive’s employment.

Section 13.                      Remedies.  Executive agrees that a breach of any of the covenants set forth in Sections 10 or 11 or their subparts would result in irreparable injury and damage to the Company for which it would have no adequate remedy at law; and Executive further agrees that in the event of such a breach, the Company shall be entitled to an immediate injunction to prevent such violations.  In the event an action is brought in regard to the covenants set forth in Sections 10 or 11, the prevailing party shall be entitled to receive all costs and attorneys’ fees as a result of such breach.

Section 13.                      Reasonableness of Restrictions.  Executive has carefully read and considered the provisions of Sections 10 and 11 hereof and, having done so, agrees that the restrictions set forth in such Sections (including but not limited to, the time period of the restrictions, the geographic restrictions and the restrictions on the scope of activity set forth in Section 11 hereof) are fair and reasonable and are reasonably required for the protection for the interests of the Company, its officers, directors, and other employees.

Section 14.                      Governing Law.  This Agreement shall be subject to and construed in accordance with the laws of the State of Florida, without giving effect to its principles of conflict of laws.

Section 15.                      Venue.  Executive agrees that, at the option of the Company, any action brought to enforce or to test the enforceability of any provision of this Agreement, may be brought in either the United States District Court for the Middle District of Florida or the Circuit Court of Pinellas County, Florida.

Section 16.                      Continued Validity.  In the event that any of the provisions of Sections 10 or 11 (or their subparts) hereof shall be held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein.  In the event that any provisions of Section 11 relating to geographic scope, time period and/or restricted activity shall be declared by a court of competent jurisdiction to exceed the maximum time period or restrictions on activities such court deems reasonable and enforceable, the parties agree that said geographic scope, time period, and/or other restrictions may be modified by the court in a manner which such court deems reasonable and enforceable.

Section 17.                      Assignability.  This Agreement shall be binding upon and inure to the benefit of the Company, and may be assigned by the Company to any person or firm who may succeed to the majority of the assets of the Company.  This Agreement shall not be assignable by Executive.

Section 18.                      Notices.  Any and all notices, designations, consents, offers, acceptance or any other communications provided for herein shall be given in writing and shall be deemed properly delivered if delivered in person or by registered or certified mail, return receipt requested, addressed in the case of the Company to its registered agent or in the case of Executive to his last known address.

Section 19.                      Entire Agreement.

(a)
This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, among the parties hereto with respect to the subject matter hereof.

(b)	This Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement, but all of which together shall evidence only one agreement.

Section 20.                      Amendment and Waiver.  This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto.  No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

Section 21.                      Case and Gender.  Wherever required by the context of this Agreement, the singular or plural case and the masculine, feminine and neuter genders shall be interchangeable.

Section 22.                      Captions.  The captions used in this Agreement are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.

Section 23.                      Section 409A.  This Agreement is intended to comply with the applicable requirements of Section 409A of the Code and shall be construed and interpreted in accordance therewith.  Notwithstanding the preceding, the Company shall not be liable to Executive or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any payments under this Agreement are subject to taxes, penalties or interest as a result of failing to comply with Section 409A of the Code.

Section 24.                      Delay of Payment.  Notwithstanding any other provision of this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code, to the extent necessary to comply with Section 409A of the Code, no payments (which are not otherwise exempt) may be made hereunder before the date which is six months after Executive’s separation from service or, if earlier, his death.  Any amounts which would have otherwise been required to be paid during such six months or, if earlier, until Executive’s death, shall be paid to Executive in one lump sum cash payment as soon as administratively practical after the date which is six months after Executive’s separation from service or, if earlier, after Executive’s death.  Any other payments scheduled to be made under this Agreement shall be made and provided at the times otherwise designated in this Agreement disregarding the delay of payment for the payments described in this Section 24.  Additionally, notwithstanding any other provision of this Agreement, Executive will only be entitled to receive payment on termination of his employment when the termination of employment qualifies as a “separation from service” within the meaning of Section 409A of the Code.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and Executive has hereunto set his hand and seal on the day and year first above written.

AEROSONIC CORPORATION

By:	/s/ Douglas J. Hillman
Douglas J. Hillman,
President and Chief Executive Officer

EXECUTIVE

By:	/s/ P. Mark Perkins
P. Mark Perkins,
Executive Vice President of Sales and Marketing